Rule 424(b)(3)
                                                               File No. 33-59612


                 PROSPECTUS SUPPLEMENT NO. 1 DATED JULY 14, 1997
                        TO PROSPECTUS DATED JUNE 27, 1997

                              PATHMARK STORES, INC.
                    9-5/8% SENIOR SUBORDINATED NOTES DUE 2003
                       11-5/8% SUBORDINATED NOTES DUE 2002
                    12-5/8% SUBORDINATED DEBENTURES DUE 2002
               JUNIOR SUBORDINATED DEFERRED COUPON NOTES DUE 2003

                  This Prospectus Supplement is intended to be
                     read in conjunction with the Prospectus
                               dated June 27, 1997



Attached hereto is the Company's Current Report on Form 8-K, dated July 9, 1997, which includes, among other things, a copy of a press release of the Company concerning the completion of a refinancing.

================================================================================

             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
                  BY THE SECURITIES AND EXCHANGE COMMISSION OR
                   ANY STATE SECURITIES COMMISSION NOR HAS THE
                    SECURITIES AND EXCHANGE COMMISSION OR ANY
                     STATE SECURITIES COMMISSION PASSED UPON
                        THE ACCURACY OR ADEQUACY OF THIS
                         PROSPECTUS. ANY REPRESENTATION
                              TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.

                                   ----------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

================================================================================

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): July 9, 1997


                              PATHMARK STORES, INC.
--------------------------------------------------------------------------------
               (Exact name of registrant as specified in charter)


           Delaware                      1-5287                  22-2879612
----------------------------      ---------------------      -------------------
(State or other jurisdiction      (Commission File No.)         (IRS Employer
     of incorporation                                        Identification No.)



301 Blair Road, P.O. Box 5301, Woodbridge, New Jersey            07095-0915
-----------------------------------------------------            ----------
(Address of Principal Executive Offices)                         (Zip Code)



Registrant's telephone number, including area code:  (732) 499-3000

         Item 5. Other Events

         News release of Pathmark Stores, Inc. (the "Company"), dated July 9, 1997, announcing Pathmark's completion of a $500 million refinancing, filed as
Exhibit 28 to this Report, is incorporated by reference herein.

         Additionally, to the extent permitted by its new credit agreement, the Company may, from time to time, repurchase a portion of its 11.625% Subordinated Notes due 2002 and 12.625% Subordinated Debentures due 2002, in such amounts and for such consideration as the Company shall determine, in light of prevailing market conditions.

         Item 7.  Financial Statements, Pro Forma Financial
                  Information and Exhibits

                                    EXHIBITS


Designation                 Description                    Method of Filing
-----------                 -----------                    ----------------

Exhibit 28          News release of Pathmark,            Filed with this report.
                    dated July 9, 1997, announcing
                    Pathmark's completion of its
                    $500 million refinancing.



                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized on the date indicated.


                                            PATHMARK STORES, INC.
                                   -----------------------------------------
                                                (Registrant)


Date:  July 10, 1997               By:     /s/Marc A. Strassler
                                      --------------------------------------
                                           Marc A. Strassler
                                           Vice President and Secretary

                                  EXHIBIT INDEX

================================================================================


Designation                 Description                                  Page
-----------                 -----------                                  ----

Exhibit 28           News release of the Company,                          4
                     dated July 9, 1997 announcing
                     the completion of its $500
                     million refinancing.

                                   EXHIBIT 28


                              PATHMARK STORES, INC.
        301 Blair Road, P.O. Box 5301, Woodbridge, New Jersey 07095-0915




FOR IMMEDIATE RELEASE                            CONTACT:  Ron Marshall
                                                           (732) 499-3535


                   PATHMARK COMPLETES $500 MILLION REFINANCING

--------------------------------------------------------------------------------



Woodbridge, New Jersey, July 9, 1997. Pathmark Stores, Inc. announced today that it has closed on a new $500 million bank credit agreement with a group of lenders led by The Chase Manhattan Bank which will act as Administrative Agent. The new credit agreement, which includes a new $300 million term loan and a new $200 million working capital facility, replaces Pathmark's existing credit agreement which was repaid in full with borrowings under the new agreement. The initial tenor of the new credit agreement is 4.5 years.


Pathmark Stores, Inc. is a regional supermarket company currently operating 139 supermarkets primarily in the New York-New Jersey and Philadelphia metropolitan areas.



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